Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of the Allianz Funds Multi-Strategy Trust of our report dated January 29, 2010, relating to the financial statements and financial highlights which appears in the November 30, 2009 Annual Report to Shareholders of the Allianz Funds Multi-Strategy Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

December 22, 2010